Exhibit 99.2

Final Transcript

Customer: Seacoast Banking Corporation Call Title: Fourth Quarter Earnings Conference Call Confirmation Number: 48076937 Host: Dennis Hudson Date: January 25, 2019 Time/Time Zone: 9:00 am Central Time

SPEAKERS

Dennis Hudson - Chairman and CEO

Chuck Shaffer - Chief Financial Officer

Julie Kleffel - Community Banking Executive

Chuck Cross - Commercial Banking Executive

David Houdeshell - Chief Risk Officer

Jeff Lee - Chief Marketing and Analytics Officer

Jeff Bray - Executive Vice President, Service and Operations

ANALYSTS

David Feaster - Raymond James

Graham Dick - Sandler O’Neill

Michael Young - SunTrust

Jeff Cantwell - Guggenheim Securities

Steve Moss - B. Riley FBR

PRESENTATION

Operator: Welcome to the Seacoast’s Fourth Quarter Earnings Conference Call. My name is Christine and I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. [Operator instructions].

Before we begin, I have been asked to direct your attention to the statement contained at the end of the press release regarding forward-looking statements. Seacoast will be discussing issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act, and their comments today are intended to be covered within the meaning of that Act. Please note that this conference is being recorded.

Confirmation Number: 48076937

January 25, 2019 at 9:00 am Central Time

I will now turn the call over to Mr. Dennis Hudson, Chairman and CEO of Seacoast Bank. Mr. Hudson, you may begin.

Dennis Hudson: Thank you, operator. Good morning, and thank you everybody for joining us today for Seacoast’s Fourth Quarter 2018 Conference Call. Our press release, which we released yesterday after the market closed, and our investor presentation can be found on the investor portion of our website under the title Presentations.

With us today is Chuck Shaffer, our Chief Financial Officer, who will discuss our financial and operating results. Also with us today are Julie Kleffel, our Community Banking Executive; Chuck Cross, our Commercial Banking Executive; David Houdeshell, our Chief Risk Officer; and Jeff Lee, our Chief Marketing and Analytics Officer.

Our fourth quarter results were outstanding, giving us, as we enter 2019, the best fundamentals in our history. Our objective last year was to strengthen our franchise by continuing to execute our balanced growth strategy. We did so, growing organically and by acquisition in 2018 as we maintained our prudent loan granularity and risk controls, and continued our focus on reducing the cost to serve our customers.

Turning to the fourth quarter’s results, we grew adjusted net revenue 14% to roughly $73 million and achieved adjusted net income of nearly $24 million, up 38% from last year. We reported $0.47 in adjusted earnings per share, an increase of 27% year-over-year. This was driven by strong loan growth, including record commercial originations, expense control and net interest margin expansion.

Confirmation Number: 48076937

January 25, 2019 at 9:00 am Central Time

We achieved fourth quarter adjusted return on tangible assets of 1.49% and adjusted return on tangible common equity of 15.4%. Both substantially better numbers than last year and we are well within reach of our achieving our below 50% efficiency ratio target as we exit 2020. Our strong 2018 performance positions us well to meet our Vision 2020 objectives.

Our successful growth initiatives last year include the acquisition of First Green, which is exceeding our operating and financial expectations, as well as the addition of new bankers in Orlando, Tampa and other key Florida markets.

Specifically, and significantly, we continue to deepen the use of our customer analytics platforms, and our digital and mobile tools, to power how we serve and market to our business and consumer customers. These tools help boost our organic loan production, keep our cost of deposits low and by increasing productivity, help us improve our efficiency ratio. Beyond the strength of our operating model, we also continue to benefit as a leading bank in very attractive, top performing Florida markets.

In the coming year, we will be continuing to invest in our proprietary customer analytics platforms. These platforms are a significant competitive advantage, differentiating us compared to other community banks and enabling us to deepen relationships and better meet our customers’ needs.

Another growth driver will be the continued expansion of our commercial lending teams. We benefited from the onboarding of both new bankers and the First Green team in the fourth quarter. We will maintain this strategy as we scale our team to take advantage of market opportunities.

We also continue to seek strategic acquisitions that will deepen or extend our footprint in Florida’s most attractive MSAs. We have a proven integration model that allows us to generate compelling returns and we will continue to follow the playbook that has positioned us as a Florida market leader.

Confirmation Number: 48076937

January 25, 2019 at 9:00 am Central Time

Looking ahead, while there are some macro questions out there, we certainly see no signs of structural weakness in our markets. We are seeing strong growth in C&I loans reflecting Florida’s status as a tax advantaged jurisdiction, which is attracting corporate relocations. We also continue to benefit from our presence in two of the nation’s fastest growing MSAs, the Tampa and Orlando MSAs, and have a growing presence in Broward County. In fact, we see many opportunities to strengthen our franchise by continuing to deploy our strong balance sheet across organic and M&A initiatives.

Finally, I’d like to thank our associates. Their devotion and work ethic are the reason Seacoast is one of the nation’s top performing banks and Florida’s bank of choice. I look forward to growing our business with all of you in the coming year.

So, in summary, we’re well-positioned as we enter 2019 to build on our presence in some of Florida’s fastest growing MSAs as we continue to refine our proven operating model. With a healthy balance sheet, liquidity position and increasing returns on assets and equity, our roadmap for creating value and achieving our ambitious Vision 2020 objectives remains clear.

And one last item, next month on February 13th, we will be hosting an Investor Day in Boca Raton to discuss in greater detail our strategy and vision beyond the 2020 goals we set two years ago. It will be an exciting event and I hope you will be able to join us either in person or via the webcast. To find out more, please visit our website, seacoastbank.com/investordayrsvp.

With that, I’d like to turn the call over to Chuck who’s going to review some more information about our quarter.

Confirmation Number: 48076937

January 25, 2019 at 9:00 am Central Time

Chuck Shaffer: Thank you, Dennis, and thank you all for joining us this morning. As I provide my comments, I’ll reference the fourth quarter and full year 2018 earnings slide deck, which can be found at seacoastbanking.com.

Starting with slide 4, we finished the year on a strong note with excellent performance across our business units, while also completing the First Green integration. Our team did an outstanding job consolidating five overlapping branches, while also successfully onboarding First Green’s customers and associates. We continue to reinvest legacy operating expense into growth and expect to sustain momentum into 2019. Our balance sheet is well-positioned to support this growth; we remain on a clear path to achieve our Vision 2020 objectives.

Turning to the fourth quarter results, GAAP net income grew to $0.31 per diluted share and adjusted net income grew to 38% year-over-year to $23.9 million, or $0.47 per diluted share. We reported a 1.49% adjusted return on tangible assets and a 15.4% adjusted return on tangible common equity. And sequentially, we saw increased tangible book value by $0.32 per share to $12.33 per share, overcoming the initial dilutive effect of the First Green acquisition.

Highlights for the quarter include:

First, we had a record quarter for commercial originations, which increased 22% sequentially and 21% from the prior year, the result of a robust Florida economy and expansion of our commercial banking team.

Second, we delivered strong annualized organic loan growth of 13%. This growth was driven across all geographies with new bankers coming online in both Broward and Tampa. We also on boarded the new First Green commercial banking team in the quarter. We continue to focus on developing relationships with operating companies, as this strategy delivers greater granularity in our loan portfolio, generates full service relationships, which include demand deposits, and generates opportunities for wealth management, all important for creating long-term franchise value.

Confirmation Number: 48076937

January 25, 2019 at 9:00 am Central Time

Third, the net margin increased 18 basis points quarter-over-quarter to 4%, the result of strong organic margin expansion and the significant accretive value of the First Green acquisition.

And lastly, we closed the First Green acquisition in October. This acquisition solidified Seacoast’s position as the largest community bank in the fast growing Orlando MSA and expanded our Fort Lauderdale presence. This acquisition has gone extremely well with all consolidation activities already completed.

Turning to slide 5, the net interest income was up $8.4 million sequentially and the net interest margin was up 18 basis points from the previous quarter to 4%. Excluding accretion on acquired loans, the net interest margin expanded 9 basis points sequentially and was up 24 basis points from the fourth quarter of 2017.

Quarter-over-quarter, the yield on loans increased 29 basis points, yield on securities increased 11 basis points and the cost of deposits was up 11 basis points. The increase in the cost of interest-bearing liabilities was in line with our expectation and the increase in the cost of deposits was in line with the range provided on last quarter’s call.

The margin expansion exceeded our prior guidance of high 3.80s to low 3.90s, the result of better than forecasted organic loan growth, greater than expected purchase accretion and a higher yield on loans for First Green than originally anticipated.

Confirmation Number: 48076937

January 25, 2019 at 9:00 am Central Time

We remain disciplined in loan and deposit pricing. Our average add-on rates for new loans increased 15 basis points sequentially to 5.27% and are up 76 basis points from the prior year. The increase in add-on rates accelerated over the prior year as investments in credit, pricing and marketing analytics continue to drive pricing increases and consumer and small business lending above the change in the treasury curve, with an average add-on rate of 5.6% in the fourth quarter.

Our commercial banking business also saw new origination yields increase quarter-over-quarter by 17 basis points. Mortgage banking add-on rates increased 25 basis points quarter-over-quarter and are up 86 basis points from the prior year. In 2019, we will be keenly focused on increasing loan spreads, which supports the net interest margin as we move forward.

We expect our consolidated cost of deposits to be in the mid-60 basis point range in the first quarter, and we believe we are positioned better than most to manage margin moving into 2019. We have the ability to continue to remix our earning assets, reduce our investment portfolio, all while growing our loan book and replace lower yielding one-to-four family mortgage balances with higher yielding commercial loan balances. And while volatile, we model purchase accounting accretion to be approximately 25 basis points over the first half of 2019.

Looking forward to the first quarter of 2019 and assuming no change in the Federal Funds rate, we expect the net interest margin to be in line with the fourth quarter of 2018.

Moving to slide 6, adjusted non-interest income increased $0.5 million from the prior quarter and grew $1.5 million or 13% from the prior year. During the quarter, we saw increased interchange and service charge income, driven by growth in customers both organically and through acquisition, and broader customer engagement. Other income was driven by SBA-related fees, SBIC income and other customer fees.

Confirmation Number: 48076937

January 25, 2019 at 9:00 am Central Time

Wealth-related fee income was pressured by lower equity valuations, but continued to benefit from ongoing growth in AUM. We acquired $127 million in assets under management in 2018, bringing our total AUM to $513 million, a 22% increase from 2017.

Mortgage banking fee income continues to face headwinds, as we experience downward pressure on service release premiums, and lower salable opportunities due to tight inventory levels in Florida and a continued shift in customer demand to new construction.

Moving to slide 7, adjusted non-interest expense was up $3.6 million sequentially and up $8.1 million to prior year, due largely to the growth of our banking team and the addition of First Green. In the fourth quarter, we added ten commercial and small business bankers, continuing our trend of adding talent to scale the organization. We are targeting another 10 to 15 hires in 2019 and have a strong pipeline of proven candidates. Additionally, we added talent in our risk and compliance functions appropriately investing to support and sustain our growth.

Fourth quarter non-interest expense was on the high end of our guidance range. This was largely due to an $800,000 expense accrual for discretionary cash bonuses for second level leadership, resulting from the successful execution of the First Green integration, all while driving expense reductions and growth initiatives.

We continue to look for ways to re-engineer the organization by removing costs from lower return activities and investing in higher return strategic initiatives. This expense control is paying off and reduced the adjusted non-interest expense to 2.46% of average tangible assets, down from 2.48% in the prior quarter.

Confirmation Number: 48076937

January 25, 2019 at 9:00 am Central Time

As announced on the last quarter’s call, we’re well on our way to executing a $7 million expense reduction program in 2019. Since then, we successfully renegotiated a contract with a key supplier, identified and began closure efforts on a legacy Seacoast branch and executed a reduction in force plan. In aggregate, these actions will reduce expenses by $5.1 million in 2019. We have already identified additional opportunities to execute on the remaining $1.9 million over the first half of 2019.

We will reinvest this expense reduction in installing a fully digital loan origination platform, direct through digital fulfillment for small business and building out our commercial banking team in Tampa and South Florida. These investments will allow us to drive growth and operating leverage in line with our Vision 2020 objectives, while setting up the organization for further growth beyond 2020. We will maintain our disciplined focus on efficiency and expense management.

Looking toward to the first quarter of 2019, we expect adjusted non-interest expense to be approximately $39 million to $40 million, excluding the amortization of intangible assets, which is approximately $1.5 million per quarter. As a reminder, the first quarter is impacted by seasonal 401(k) and FICA-related expenses.

Moving to slide 8, our adjusted efficiency ratio improved to 54%, down from 56% in the prior quarter. We remain confident that we are on track to achieve our below 50% efficiency ratio as laid out in our Vision 2020 plan.

Turning to slide 9, loan outstandings increased $766 million during the quarter. Excluding the loans acquired through First Green, organic loan outstandings grew 10% from the prior year and 13% on a quarterly annualized basis. Loan production was robust in Q4, with our commercial business originating $159 million, a record quarter.

Confirmation Number: 48076937

January 25, 2019 at 9:00 am Central Time

Looking forward, we have strong pipelines and are making investments in bankers and new technologies to continue to drive loan growth. We are targeting high single-digit loan growth for 2019 and we continue to be selective about originating transactional-related credits such as CRE given the maturity of the cycle. We continue to shift our mortgage business away from portfolio lending and into saleable volume. This supports NIM expansion and we expect stronger returns from the mortgage business unit. The saleable mortgage market has proven challenging, given low inventory levels and the significant shift to new constructions in our markets. If volumes continue to be a challenge, we will offset revenue declines with corresponding expense reductions.

Turning to slide 10, deposit outstandings increased $534 million quarter-over-quarter, primarily reflecting the impact of the acquisition of First Green. Looking back at the First Green acquisition, loan volumes began to accelerate during the second quarter for First Green, outpacing their ability to fund these balances with core accounts. As a result, they acquired a pool of non-relationship based deposit balances. We chose not to compete for this volatile funding and allowed it to run-off in the quarter.

Looking at the legacy Seacoast customer base, we saw a strong demand for C&I-related lending and, in conjunction, saw demand deposit outflows from core business banking customers. Based on conversations with our small business and commercial banking team, we believe this is a very positive signal for the Florida economy. Our business customers are making investments in growth given their outlook for a strong Florida economy in 2019.

Rates paid on deposits increased 11 basis points to 54 basis points quarter-over-quarter in line with the range provided on last quarter’s call. The overall cost of interest-bearing liabilities increased 15 basis points in line with our expectation.

Confirmation Number: 48076937

January 25, 2019 at 9:00 am Central Time

Looking ahead, we’re targeting deposit growth of approximately 6%, and assuming no change in the Fed Funds rates, we expect deposit costs to be in the mid-60 basis points range in the first quarter of 2019. Targeting a deposit growth rate of 6%, in combination with a high single-digit loan growth, results in a loan deposit ratio in the low 90s for a period of time in 2019.

Turning to slide 11, our deposit beta continues to perform very well reflecting the transactional nature of our deposit book. Looking back to the past four quarters, the Fed Funds rate increased 100 basis points and our deposit book only re-priced 25 basis points. And if you remove the effect of First Green, the legacy deposit beta was only 20 basis points over the same period. Non-interest-bearing demand deposits represent 31% of deposit franchise and transaction accounts represent over 50% of our deposit book in line with the prior quarter.

Turning to slide 12, credit continues to benefit from rigorous credit selection that emphasizes through the cycle orientation, builds on customer relationships and well understood, known markets and sectors, as well as maintaining diversity of loan mix and granularity. The overall allowance to total loans was down 16 basis points to 67 basis points at quarter end, including 9 basis points from the charge-off of a single retail commercial note, which we discussed in the two prior quarters and approximately 7 basis points due to the purchase discount being applied to the First Green-acquired loan portfolio.

Let me take a moment to remind you that under purchase accounting, loans acquired through an acquisition are placed in the acquired loan portfolio and a purchase mark, including both characteristics for credit and rate, is applied and accreted back through net interest income as these loans paydown are mature. We applied a 3% credit mark to the First Green portfolio at acquisition.

Confirmation Number: 48076937

January 25, 2019 at 9:00 am Central Time

In the non-acquired loan portfolio, the ALLL ended the quarter at 89 basis points of loan outstandings, down 9 basis points from the prior quarter. This is the result of charging off the single retail commercial note that we previously discussed. Removing this single retail reserve from the prior quarter’s coverage ratio, the ALLL as a percentage of loan outstandings and the originate portfolio remained flat sequentially.

We continue to prudently manage our commercial real estate exposure with construction and land development as a percentage of capital at 63% and commercial real estate loans as a percentage of capital at 227%. Net charge-offs were $3.7 million for the quarter, including $3 million for the single retail commercial real estate note. Looking back to the past four quarters, our annualized net charge-off rate was 15 basis points, inclusive of this charge-off.

Looking forward to 2019, we forecast annualized net charge-offs of approximately 15 basis points as the economic cycle matures. The provision for loan losses will continue to be influenced by loan growth and net charge-offs.

Turning to slide 13, we possess a healthy balance sheet and are delivering strong capital generation through our balanced growth strategy. This positions us well for additional acquisition and organic growth opportunities, and provides options to manage capital and returns moving forward.

The common equity Tier 1 ratio was 13.8% and the total risk-based capital ratio was 14.4% at December 31st,2018. The tangible common equity to tangible asset ratio was 9.7% at quarter end, providing capital for additional growth in 2019.

And to wrap up on slide 14, we ended 2018 on solid footing. We’re well-positioned to maintain and sustain the momentum in 2019. Our fundamentals remains very strong with a well-capitalized balance sheet and low-cost funding, and we see continued robust opportunities to enhance our balance growth strategy in some of Florida’s fastest growing markets. Overall, we remain confident we’re on track to meet our Vision 2020 targets.

Confirmation Number: 48076937

January 25, 2019 at 9:00 am Central Time

And as Dennis mentioned prior, we’re excited to host our upcoming Investor Day on February 13, 2019 in Boca Raton, Florida. For more information, you can visit seacoastbank.com/investordayrsvp. We look forward to your questions.

I will now turn the call back over to Dennis.

Dennis Hudson: Thank you, Chuck. We’d be pleased to take a few questions at this point, operator?

Operator: Thank you. [Operator instructions]. Our first question is from David Feaster of Raymond James. Please go ahead.

David Feaster: Good morning, guys. So I’d like to start on the NIM, your core NIM expansion was impressive. Could you just walk through some of what drove that, how much was from the September hike in the LIBOR move, how much do you think was from First Green and from the remixing of earning assets?

And I guess as a follow-on, what kind of rate outlook are you assuming in your NIM guidance and do you think you can see NIM expansion exclusive of additional hikes?

Chuck Shaffer: Sure. I’ll start with the expansion quarter-over-quarter. I would say there are really three key factors. If you look at just removing the purchase accretion increase quarter-over-quarter due to the acquisition, we did get a rate increase that certainly was beneficial. But importantly, as we’ve talked in the past, we have the ability to continue to remix earning assets. We sold off some securities at a very modest loss and we continue to allow the securities portfolio to decline; at the same time, we saw robust loan growth that certainly supported the margin. As well as, when we acquired the First Green transaction, their loan yield that came on, the book yields in that portfolio, were higher than we originally modeled and so that supported sort of a start rate that was beneficial as well.

Confirmation Number: 48076937

January 25, 2019 at 9:00 am Central Time

But I’ll point out, it’s important as we move forward that having five sort of asset classes between commercial lending, mortgage banking, SBA, consumer and small business lending really is allowing us to have some flexibility on what we pick and how we put things in the portfolio. So that’s helping manage the loan yield as we move forward. As I mentioned in my comments, we continue to see increased loan spreads. That’s something we are keenly focused on; we’re keenly focused on pricing. So I think it’s a combination of all that, but it’s something we—I think we’re well positioned to move forward.

On the guidance around NIM, we assume no rate hikes in that guidance.

David Feaster: That’s terrific. Thanks. On loan growth, your organic growth was terrific but given the inclusion of First Green, it’s a little hard to tell exactly from our perspective what drove the growth. Could you just give us some insight into that by segment and region, too?

Chuck Shaffer: Sure. And maybe Chuck(Cross), you can make a few comments on this. But I’ll just say broadly, when we put out the guide of high-single digits last quarter, we were assuming a run rate. We saw the commercial business bank really come online in the fourth quarter.

I would also say that the team, and Chuck, you can probably add to this, but the team we brought on hit the ground running. So we’re seeing growth across the full geography; Broward, Orlando, Tampa, and it’s helping the expansionary efforts we’ve been putting in place and I think that continues to help loan growth moving into the next year.

Chuck(Cross), do you have anything you want to add to that?

Confirmation Number: 48076937

January 25, 2019 at 9:00 am Central Time

Chuck Cross: David, this is Chuck Cross. I think as Chuck Schaffer said, we saw the growth in consumer, small business and commercial banking, and we’re seeing the growth in the markets where we’ve invested and added to staff. And as Chuck(Shaffer) said, the bankers that we hired in Fort Lauderdale and Tampa have come on pretty strong, and that bodes well for the pipelines that we’re building for this year also.

David Feaster: That’s helpful. Last one for me, expenses, you talked about 70% of the $7 million in savings that have already been realized, could you just talk about the timing of the remaining savings? And how much of the expenses from the ten hires are already in your expense run rate? Just, again, remind us of the seasonal impacts in the first quarter.

Chuck Shaffer: Sure. And I gave you some guidance there of $39 million to $40 million on non-interest expense exclusive of the amortization of intangibles, but that guidance includes those ten hires. They were hired on early in the quarter and so they were in the number. And looking forward on the cost side, what we’ve done at this point is identified pretty much all of the $7 million, like I said, we got through almost $5 million of it. We got another $1.9 million, but we expect to realize that pretty ratably over next year.

But as I mentioned in our plan, we plan to reinvest that in growth-oriented activities that really support growth moving beyond 2019.

David Feaster: So keeping expenses on a quarterly basis relatively flattish throughout?

Chuck Shaffer: That’s the guidance we provided last quarter and that remains still today.

Confirmation Number: 48076937

January 25, 2019 at 9:00 am Central Time

David Feaster: Terrific. Thanks, guys.

Chuck Shaffer: Thanks, David.

Operator: Thank you. Our next question is from Stephen Scouten of Sandler O’Neill. Please go ahead.

Graham Dick: Hey, guys. This is Graham Dick on for Stephen today. How are you doing?

Chuck Shaffer: Hi, Graham.

Graham Dick: All right. So just one question here for you all, how are you thinking about mortgage production and realizing the revenues through fees rather than just portfolioing the loans?

Chuck Shaffer: That’s a big objective of ours. Late last year we began rotating more toward salables we moved forward. Part of that was inclusive of us introducing a number of salable products to our originators. We’re kind of in the middle of doing that now.

But as we move out over the rest of the year, our expectations is for that to continue to improve and that’s important for delivering bottom line returns for the business unit as we move through 2019. So that is one of our key focuses as we move through the coming year.

Graham Dick: All right. Great. That’s it for me, guys. Congrats on the quarter.

Operator: Thank you. Our next question is from Michael Young of SunTrust. Please go ahead.

Confirmation Number: 48076937

January 25, 2019 at 9:00 am Central Time

Michael Young: Good morning. I appreciate all the color on the guidance; I thought it was very clear. But just curious kind of as you look out, you provided this guidance in 3Q last year, basically a little earlier than most other banks. Has anything shifted, materially, in terms of areas that might be more of a challenge or easier to achieve given some of the hiring? Just generally curious what your thoughts are now at this point versus where you were when you provided the guidance originally.

Chuck Shaffer: I think generally at a high level, Michael, we still feel basically the same as we felt in third quarter. 2019 looks like a robust year for us, 2018 was a great year. We’ve got great momentum coming into the coming year.

So I don’t know if there’s anything materially different other than we continue to focus on the key pieces around remixing expense out of legacy cost structure and into growth as we move for the transformation around that, focused on building good core loan and deposit growth as we move through the year and a big piece of our investments in 2019, as we’ve talked about in the back half of 2018, is really building out Tampa and Broward.

Those markets are incredibly growth-oriented. It’s really the customers that we want to focus on. It’s a lot of operating companies in those markets and so we’ll continue to invest in bankers, and growing out that footprint.

Dennis Hudson: And as a result, we’ll continue to move forward and I think increase and improve the lending we’re doing to operating companies. As we go through time, that becomes critical as we look forward to the environment ahead.

Confirmation Number: 48076937

January 25, 2019 at 9:00 am Central Time

And that’s always been a big part of our strategy, and it’s working, and we’re going to continue to press forward there. And as Chuck said, we have a lot of flexibility as a result, both across the geography as well as the asset classes to think about how we continue to improve NIM as we look out over time.

Chuck Shaffer: And I would say just leaning on that, maybe one thing that’s a little different is a keen focus on returns and mix. That is key to us in 2019 in getting good spreads on lending, making sure we’re hitting strong risk-adjusted returns and that’s even more of a focus.

Dennis Hudson: Beginning, I think, the middle of last year, we began looking at areas that we wanted to invest less in and transfer that investment into areas that were likely to perform better in the environment we see ahead.

Michael Young: And can you just remind me, Chuck, the seasonality to some of the deposit growth and outflows and then also similarly on the loan side? I think that caught some people off guard last year, but just wanted to have that clearly reflected this year.

Chuck Shaffer: Sure. I’ll talk through that. So generally what happens on the loan side is, well, the fourth quarter is usually stronger than the first quarter as we clean out pipeline to get geared up for the coming year. That’s sort of a natural seasonal trend and we’ll probably see that this year as well.

And on the deposit side, the first quarter is our strongest quarter for deposit growth, and it builds up through the first quarter and into the second. It begins to decline through the summer and then rebuilds late in the year.

Confirmation Number: 48076937

January 25, 2019 at 9:00 am Central Time

Michael Young: And then just last one for me on the fully digital end-to-end process that you guys are putting in place on the lending side. Can you just walk through when that should be up and running? And then is there any real initial income statement impact that we should see around that or is that just going to be a slow flywheel grinding higher, I guess, over time?

Chuck Shaffer: No. That’s a key focus for us, and the guidance that we provided is inclusive of that project. But it will probably launch—our goal is to get it launched by about June of this year, and probably see the full benefit of that late into this year and into next year. So it’s a nine-month implementation, a lot of training and things like that going on, but it is priority-one for our technology strategy to get that in place.

Dennis Hudson: It’s kind of interesting you pair that together with some of the other competencies that we have developed over the last few years, particularly in marketing, the work we’ve done around customer analytics that you’ve seen, Michael, and so forth, you pair those two together and you create something that could really be remarkable.

Michael Young: All right. Well, thanks, guys. Congrats on a good quarter.

Chuck Shaffer: Thanks, Mike.

Operator: Thank you. Our next question is from Jeff Cantwell of Guggenheim Securities. Please go ahead.

Jeff Cantwell: Hi. Good morning. Thanks for taking my questions. I know these won’t be the usual things that I ask you about like NIM or loan growth or credit quality but I wanted to ask you a couple of questions related to your technology and your digital strategy.

Confirmation Number: 48076937

January 25, 2019 at 9:00 am Central Time

But I guess I should provide some context for my questions first. So there’s significant focus in the market right now on the Fiserv-First Data deal and how that combination could actually impact financial institutions in new and better ways in the future. So maybe, first off, at a high level, I wanted to ask you how might a combination of Fiserv-First Data eventually benefit financial institutions such as yours. Do you have any thoughts there? I just would love to get your perspective on what you think the deal ultimately means for community banks. I thought you might have some interesting perspectives to share. Thanks.

Dennis Hudson: I’m going to ask Jeff Bray, who’s in the room with us, to maybe make a few comments. Jeff runs our service operations and technology groups. So Jeff, thoughts?

Jeff Bray: Sure. Absolutely. The initial thought around it was the advantage that the merger will create in the payment space, particularly both from a banking standpoint and a merchant standpoint with the amount of data that that corporation, combined corporation, will have will probably create a lot of new products and services that will be delivered out into both the merchant space, as well as the banking space.

As it relates to us, impact immediately, we have a relationship with both firms today. We have a relationship with Fiserv through PC lender, which they acquired last year, and we do have a relationship with First Data through the merchant services program that we sell through with our customers to First Data. So that, obviously, is going to tip the scales around where the services are going to belong to once the merger is completed.

For me, I think it’s going to enable, hopefully, Fiserv to provide better capabilities that would take cost out, would simplify how interactions are made between us, our employees and our customers through their tool and tool stack. I think it’s a pretty aggressive move on their part especially in the payment space and I’m really excited to see what comes out of that with their $500 million investment that they’re putting into innovation over the next five years.

Confirmation Number: 48076937

January 25, 2019 at 9:00 am Central Time

Jeff Cantwell: Thanks very much. I appreciate that. And just a follow-up to that topic, you have plenty of business banking customers and for those business banking customers, where do you think a combination like Fiserv plus First Data might drive improvement in terms of how you serve those small businesses? I guess the way we think about it is the ultimate goal, right, is for those providers to help make a bank’s relationship with his business customers more seamless or better or more impactful in a rapidly changing technology environment.

So is there anything between core account processing and First Data’s platform like Clover’s point of sale or adding STAR or any of other First Data’s other capabilities that you think could be impactful in terms of how you serve small businesses? Thanks.

Jeff Bray: Absolutely. I think, obviously, one of the strategic plays is what happens with Clover and the Clover platform. I think that will be interesting to see what Fiserv ultimately does with First Data through that.

For me, in terms of being a bank and participating in and enabling the ability for small business and business banking to be able to move data more efficiently, more effectively, I think it’s something that will be impacted with this merger. It will hopefully bring better, holistic tools and tool sets through services that we could acquire from that institution that would put us in better engagement with the business banking and small business provider as it relates to a lot of things from data about their customers, how they use that data and how it helps us serve those businesses better through accumulation of that data and the transparency of that data.

Confirmation Number: 48076937

January 25, 2019 at 9:00 am Central Time

So I think there is tremendous value. Then when you align that to the payment hub that will probably come out of the deal, you really create some efficiencies that can be very beneficial for both the bank, working with those services, as well with the banking clients like the small business or business bank.

Jeff Cantwell: Thanks for that.

Dennis Hudson: I will just add that what is happening and will continue to happen in terms of innovation in and around payments is going to be a critical competitive issue, I think, for banks generally. And when you look at some of the very, very large banks, the trillion dollar players that have developed their own payments platforms and the like, I think, it was probably a good move to combine those two organizations together to better support some of the mid-sized banks out there. So, interesting questions. Thanks. Thanks a lot, Jeff.

Jeff Cantwell: Appreciate it. If I could just squeeze one last here, I appreciate your time here and thank you for patiently answering my questions on your digital strategy.

But my last question is, what do you think of Square as an emerging competitor for deposits? I guess, I’m asking both on the consumer side and with business deposits. We seem to be at an interesting point in time where Fintechs care a lot more about providing bank-like services and so I figured if any bank would have a strong opinion on this, it will be you guys given how much you’ve invested in your own digital strategy. So I would just appreciate any thoughts you have on Square and whether you see them as a future competitor. Thanks.

Confirmation Number: 48076937

January 25, 2019 at 9:00 am Central Time

Jeff Lee: It’s Jeff Lee. I’ll weigh in on that. I mean, we certainly have our eye on that as well as a number of other companies along those lines. I mean, it’s fertile territory;, it’s all about who is going to own most of the customer and now more folks are into the fray. I think it’s still a little early to see how it’s going to net out. Square obviously has relationships with a lot of businesses; it’s something we have got to remain very focused on. It’s trying to get the entire relationship of the customers that we serve which is kind of one our critical points.

Jeff Cantwell: Thanks again and congrats.

Operator: Thank you. And our next question is from Steve Moss of B. Riley FBR. Please go ahead.

Steve Moss: Good morning, guys. I just want to touch on the margin again. It seems like the guidance implies basically a flat core margin quarter-over-quarter, and just kind of wondering given we had a rate hike in December and LIBOR has moved up, kind of what are just the underlying drivers there.

Chuck Shaffer: The gives and takes are—the flat guidance, we could be but we’ll see how things come together. We’ll see some expansion in investment yields. The loan book, we’ll see where purchase accretion goes; it’s really hard to model that as we move forward. We had almost 28 basis points I believe with purchase accretion in the fourth quarter; we’re modeling something closer to 25 in the first quarter. So that’s some offset there but, again, that’s a volatile outlook. And then we’ve given some guidance around cost deposits. When you push all of that together and given some inversion in the curve that’s occurred, we think it’s just reasonable and prudent to guide to something similar in Q1 to Q4.

Steve Moss: That’s helpful. And I’m just kind of wondering about purchase accounting accretion in the second half of 2019, Chuck. I know it’s hard to model but I’m wondering is there a step-down, a meaningful step-down in the purchase accounting accretion at some point later this year or is that more of a 2020 type event?

Confirmation Number: 48076937

January 25, 2019 at 9:00 am Central Time

Chuck Shaffer: I wouldn’t say, later this year there’s any meaningful step-down. As you know, it depends on the burn down of the portfolio and that takes years. So it’ll be a while before we start to see any step-down there, but it is tough to model and it’ll depend on how fast that portfolio pays off.

Steve Moss: That’s fair. And on M&A here, kind of wondering what are your updated thoughts, after First Green, and just what is the activity you’re seeing in the market these days.

Dennis Hudson: Well, there’s still market out there. There have been a number of transactions announced recently, small transactions, amazingly purchases by credit unions here in the state which still astounds me from a tax standpoint.

But there are still conversations out there. We have our list, and we maintain contact with lots of different parties as we go through time. We are in a good position. If the stars align to move forward and if everything makes sense from a value creation standpoint, we wouldn’t hesitate to move forward.

Chuck Shaffer: And I would say, Steve, just if you’re thinking about things from a high level, there’s really been no change in momentum around conversations or activity. We still see a lot of targets out there, still have a lot of conversations and so we’ll see how things come together in the coming year.

Steve Moss: All right. Thank you very much.

Operator: Thank you. I will now turn the call back over to Dennis Hudson for closing remarks.

Dennis Hudson: Thank you, operator. And again, thanks everybody for being with us today. We had a terrific quarter and we look forward to updating you next quarter.

Confirmation Number: 48076937

January 25, 2019 at 9:00 am Central Time

Operator: Thank you. And thank you, ladies and gentlemen, this concludes today’s conference. Thank you for participating. You may now disconnect.